Exhibit 10.2

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”), is entered into on November 20, 2014, by and among Jak Marketing Group, Inc., a Nevada corporation (“JMG”), Sago Technology, Inc., a Nevada corporation (“ST”), and Jack Saleh and Steve McVicar, each natural persons.  JMG and ST, Jack Saleh and Steve McVicar are each referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Jack Saleh (the “Seller”) and Steve McVicar currently own 100% of the issued and outstanding capital stock of ST; and

WHEREAS, concurrently with the execution of this Agreement, JMG has entered into the certain Purchase Agreement with the Seller pursuant to which JMG has agreed to purchase 10% (ten percent) of the issued and outstanding shares of capital stock of ST from the Seller; and

WHEREAS, ST is engaged in the business of operating the electronic cigarette brand named Jak Ecig located in East Dundee, Illinois (the “Business”); and

WHEREAS, the Parties anticipate that the purchase of 10% (ten percent) of the shares of ST’s outstanding capital stock from the Seller will be completed (the “Sago Technology Closing”) by no later than June 30, 2015, or such later date as the Parties may agree to pursuant to the Purchase Agreement; and

WHEREAS, the Parties agree and acknowledge that JMG needs additional capital to ramp up its operations and to increase its revenues and profitability; and

WHEREAS, Encore Brands and its subsidiaries has obtained a credit facility of up to $5,000,000 (the “Credit Facility”) from TCA Global Credit Master Fund, LP (the “Lender”), $500,000 of which Encore Brands is willing to make available to JMG prior to the Sago Technology Closing provided that those funds are used for the benefit of JMG and the Business; and

WHEREAS, provided that funds from the Credit Facility are used for the benefit of JMG and the Business, JMG is willing to fully and unconditionally repay all loan advances and be responsible for all other obligations under the Credit Facility; and

WHEREAS, JMG desires to give ST the right to manage JMG and the Business prior to the Sago Technology Closing in the manner set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

1. Incorporation of Recitals.  The foregoing recitals are an integral part of this Agreement and are incorporated herein by reference.

2. Engagement.  Effective immediately and continuing after the Sago Technology Closing, JMG hereby engages ST to control, manage and supervise the day-to-day operations of the Business (the “Day-to-Day Operations”), and ST hereby accepts such engagement. This Agreement may be terminated by either ST or JMG upon written notice to the other party if the Sago Technology Closing has not occurred by June 30, 2015, and the failure of the Sago Technology Closing to take place has not been caused by the terminating party’s action or inaction.

3. Duties and Authority of Sago Technology.  ST through its representatives Jack Saleh and Steve McVicar, agrees to use commercially reasonable efforts to direct and instruct JMG employees in the operation of the Business.  In carrying out the purposes and intent of the foregoing, ST agrees that the Day-to-Day Operations shall include the following:

(1) direct the activities of JMG in the operation of the Business and otherwise oversee the operation of the Business;

(2) administration of all commercial banking activities for all JMG accounts, including checks, wires, transfers, customer credits, bank charges, etc., with Jack Saleh and Steve McVicar having check signing authority, and those other accounts shared with Encore Management;

(3) maintaining complete and accurate financial and other records respecting activities hereunder, and issue directions and instructions to JMG employees as to maintaining complete and accurate financial and other records of JMG in accordance with good business practices;

(4) Jack Saleh shall serve as the President of JMG and report directly to the board of Encore Brands, Inc and be required to participate in quarterly meetings and supply timely and accurate information and updates as to the current and projected status of the Business to the best of his knowledge.

(5) make decisions regarding the selection, hiring, salaries, promotion, discharge, supervision and the terms of employment of the employees of JMG, and with respect to contractors and other agents of JMG, and Jack Saleh shall receive annual base compensation in the amount of $120,000 and Steve McVicar shall receive annual base compensation in the amount of $90,000;

(6) performing such other services of an advisory and management nature as necessitated by the ordinary course of the Business; and

(7) overseeing the payment by JMG of (i) all of its operating expenses, (ii) all of its taxes and governmental obligations, and (iii) all payments required to be made to the Lender by JMG under the TCA Credit Facility.

4. Management Fees.  In consideration of ST’s provision of the Services hereunder, JMG will pay ST a royalty of $.30 (thirty cents) per unit of Jak brand electronic cigarettes sold.  These fees are to be accounted for monthly in arrears and paid within 15 days of each month end. In addition to the foregoing royalty payments, payments to ST shall include monthly rent in an amount of $1,600 per month as required to maintain offices and warehouse space necessary to manage the brand.  Annually the Parties shall have a good faith conversation regarding upward adjustment of the amount of the royalty payment per unit.

5. Further Consideration. In addition to royalties, ST and or Seller shall have the ability to earn equity of up to 30% of the outstanding shares of JMG for its continued management of the Business, which equity securities shall be exchangeable for shares of Encore Brands capital stock with the number of shares to be received upon exchange to be calculated taking into consideration the fair market value of the assets net of liabilities being contributed by JMG to Encore Brands or its subsidiary or affiliate relative to the fair market value of all of the assets net of liabilities being contributed to Encore Brands or its subsidiaries or affiliates. Commencing upon the execution of the Purchase Agreement for a period of 36 months thereafter, ST or Seller shall be granted the shares in equal installments annually in arrears. In the event of a purchase, sale or buy out of the Jak Ecig brand the vesting period would be accelerated and the equity grant become fully vested immediately prior to completion of a sale.  ST and Seller shall have customary registration rights with respect to the shares of capital stock of Encore Brands.

6. Covenant of Sago Technology.  ST and its representatives covenant and agree to comply in all material respects with all applicable laws and regulations in connection with the performance of the Day-to-Day Operations, and to take all actions reasonably required to cause JMG to be in compliance in all material respects with all laws and regulations relating to the Business.

                7.  General Provisions.

7.1 Further Assurances.  The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

7.2 Effect of Headings.  The Section headings used in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

7.3 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of California.

7.4 Entire Agreement and Modification.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter.  This Agreement may not be amended or modified except by a written agreement duly executed by each of the Parties hereto.

7.5 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.6 Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is delivered by a nationally recognized courier or other means of personal service, or sent by facsimile or registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Sago Techology:	Sago Technology, Inc 785 Woodfern Drive Hampshire, IL 60140 Attention: Jack Saleh

If to Encore Brands:	Jak Marketing Group, Inc C/O Encore Brands, Inc. 1525 Montana Ave C Santa Monica, CA 90403

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.7 Waivers.  No waiver by any Party of any misrepresentation or breach of any provision hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent misrepresentation or breach of any provision hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

7.8 Execution of Agreement; Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.9 Third-Party Beneficiaries.  The provisions of this Agreement are for the benefit of Sago Technology, Inc and Jak Marketing Group, Inc and not for any other person.  However, should any third party institute proceedings, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those provided herein.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first set forth above.

JAK MARKETING GROUP, INC. By: ______________________ Gareth West Chief Executive Officer
SAGO TECHNOLOGY, INC. By: ______________________ Its: ______________________

AGREED AND ACCEPTED

By:____________________________